Exhibit 4.1

NUMBER SAILSM SECURITIES U-
SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP

ST ENERGY TRANSITION I LTD.

SAILSM (STAKEHOLDER ALIGNED INITIAL LISTING) SECURITY CONSISTING OF ONE CLASS A SHARE AND ONE-THIRD OF ONE REDEEMABLE WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE CLASS A SHARE

THIS CERTIFIES THAT                         is the owner of                        SAILSM securities.

Each SAILSM security (“SAILSM security”) consists of one (1) Class A Share, par value $0.0001 per share (“Class A Shares”), of ST Energy Transition I Ltd., a Bermuda exempted company limited by shares (the “Company”), and one-third (1/3) of one redeemable warrant (the “Warrant”). Each whole Warrant entitles the holder to purchase one (1) Class A Share (subject to adjustment) for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”) and will expire, unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation. The Class A Shares and Warrants comprising the SAILSM securities represented by this certificate will begin separate trading on                 , 2021, unless Morgan Stanley & Co. LLC elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of its initial public offering (the “Audit 8-K”) and, if the separation date is earlier than trading on                 , 2021, issuing a press release announcing when separate trading will begin. The Company shall file the Audit 8-K. No fractional Warrants will be issued upon separation of the SAILSM securities. The terms of the Warrants are governed by a Warrant Agreement, dated as of                 , 2021, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at One State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the Business Combination, the SAILSM securities represented by this certificate will automatically separate into the Ordinary Shares and Warrants comprising such SAILSM securities.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Chief Executive Officer	Chief Financial Officer

ST Energy Transition I Ltd.

The Company will furnish without charge to each holder of a SAILSM security who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIFI GIFT MIN ACT —	Custodian

TEN ENT	— as tenants by the entireties		(Cust) (Minor) under Uniform Gifts to Minors

JT TEN	— as joint tenants with right of survivorship and not as tenants in common		Act (State)

Additional abbreviations may also be used though not in the above list.

For value received,                          hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and does hereby irrevocably constitute and appoint

Attorney to transfer the said SAILSM security on the register of members of the within named Company with full power of substitution in the premises.

Dated:

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

In each case, as more fully described in the Company’s final prospectus dated                 , 2021, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with its initial public offering only in the event that (i) the Company redeems the Class A Shares sold in its initial public offering and liquidates because it does not consummate an initial business combination by                 , 2023, or by such later date approved by the Company’s shareholders in accordance with the Company’s amended and restated bye-laws, (ii) the Company redeems the Class A Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated bye-laws (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Class A Shares if it does not complete its initial business combination by                 , 2023, or by such later date approved by the Company’s shareholders in accordance with the Company’s amended and restated bye-laws, or (B) with respect to any other provision relating to the holder(s)’(s) rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her, its or their respective Class A Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind to or in the trust account.

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